Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

— Company Reports Record Quarterly Revenues and Operating Income —

— Quarterly Earnings Per Share Increases 9% Over Comparable Adjusted Results in 2011—

(Dulles, VA 19 July 2012) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2012.  Second quarter 2012 revenues were $371.3 million, up 6% compared to $350.6 million in the second quarter of 2011.  Second quarter 2012 operating income was $26.1 million, an increase of 14% compared to $22.8 million in the second quarter of 2011.

Net income was $14.6 million, or $0.25 diluted earnings per share, in the second quarter of 2012, compared to adjusted net income* of $13.5 million, or $0.23 adjusted diluted earnings per share*, in the second quarter of 2011.  Adjusted net income and adjusted diluted earnings per share in the second quarter of 2011 exclude a favorable nonrecurring income tax adjustment of $7.7 million, or $0.13 diluted earnings per share.  Second quarter 2011 reported net income was $21.2 million, or $0.36 diluted earnings per share.  Orbital’s free cash flow* in the second quarter of 2012 was $18.9 million compared to $24.4 million in the second quarter of 2011.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s second quarter 2012 financial results set new records for quarterly revenues and operating income, with profits increasing in all business segments.  Orbital also recorded new orders and option exercises totaling $870 million, which included eight new government and commercial satellites and launch vehicles.”

“In addition, during the quarter Orbital successfully completed four launch vehicle and space systems missions and delivered five rockets and satellites to customers for future missions.  The company also completed several important milestones in the Antares rocket and Cygnus spacecraft programs,” Mr. Thompson added.
________
* These adjusted amounts and “free cash flow” are non-GAAP financial measures.  For additional details concerning these measures, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measures.”

—more—

Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Second Quarter 2012 Financial Results

Financial Highlights

	Second Quarter			First Six Months
($ in millions, except per share data)	2012	2011		2012	2011
Revenues	$371.3	$350.6		$709.3	$668.3
Operating Income	26.1	22.8		49.9	32.9
Net Income	14.6	21.2		27.6	33.6
Adjusted Net Income	n/a	13.5	(1)	n/a	25.9	(1)
Diluted Earnings Per Share	$0.25	$0.36		$0.46	$0.56
Adjusted Diluted Earnings Per Share	n/a	0.23	(1)	n/a	0.43	(1)
					.
(1) Adjusted net income and adjusted diluted earnings per share exclude a favorable nonrecurring income tax adjustment, which increased reported net income by $7.7 million, or $0.13 diluted earnings per share, in the second quarter of 2011.

Revenues increased $20.7 million, or 6%, in the second quarter of 2012 compared to the second quarter of 2011.  The revenue growth was due to a significant revenue increase in the advanced space programs segment of $29.9 million that was partially offset by revenue reductions in the satellites and space systems segment of $8.1 million and the launch vehicles segment of $5.1 million.  Intersegment revenue eliminations were $18.1 million in the second quarter of 2012, down $4.0 million compared to the second quarter of 2011 due to a lower level of activity on Antares launch vehicles for the Commercial Orbital Transportation Services (COTS) research and development program with NASA, which is expected to be substantially complete by the end of 2012.  The advanced space programs segment revenue growth was driven by increased activity on the Commercial Resupply Services contract (CRS) with NASA.  The reduction in satellites and space systems segment revenues was principally due to lower revenues from communications satellite contracts, while launch vehicles segment revenues were lower mainly due to decreased activity on space launch vehicle contracts.

Operating income increased $3.3 million, or 14%, in the second quarter of 2012 compared to the second quarter of 2011, due to profit increases in all three business segments.  Satellites and space systems segment operating income improved largely due to profit improvements on certain communications satellite contracts, advanced space programs segment operating income grew principally due to increased activity on the CRS contract and launch vehicles segment operating income increased primarily due to profit improvements on certain launch vehicle contracts.  In the second quarter of 2012, the company recognized $2.1 million of professional fees and other costs related to a potential acquisition that was not consummated.  These expenses were not allocated to the business segments but were reported in “corporate and other.”

Net income in the second quarter of 2012 was $14.6 million, or $0.25 diluted earnings per share, compared to $21.2 million, or $0.36 diluted earnings per share, in the second quarter of 2011.  Income before taxes grew $2.9 million while income tax expense increased $9.4 million, more than offsetting the improvement in pretax results.  The increase in income tax expense was primarily due to a favorable nonrecurring income tax adjustment of $7.7 million, or $0.13 diluted earnings per share, in the second quarter of 2011.  The company’s effective income tax expense rate was 38% in the second quarter of 2012.

—more—

Orbital Announces Second Quarter 2012 Financial Results

Segment Results

Launch Vehicles

	Second Quarter				First Six Months
($ in millions)	2012	2011	% Change		2012	2011	% Change
Revenues	$126.3	$131.4	(4%	)	$252.4	$236.7	7%
Operating Income	8.1	6.8	19%		17.0	1.8	NM
Operating Margin	6.4%	5.2%			6.7%	0.8%

Launch vehicles segment revenues decreased $5.1 million in the second quarter of 2012 compared to the second quarter of 2011 due to decreased activity on space launch vehicles and missile defense interceptors partially offset by increased activity on target launch vehicles.

Segment operating income increased $1.3 million in the second quarter of 2012 compared to the second quarter of 2011 despite the decline in segment revenues primarily due to profit improvements on certain launch vehicle contracts. Segment operating margin improved principally due to the effect of the contract profit improvements.

Satellites and Space Systems

	Second Quarter				First Six Months
($ in millions)	2012	2011	% Change		2012	2011	% Change
Revenues	$130.1	$138.2	(6%	)	$241.4	$290.8	(17%	)
Operating Income	10.6	8.5	25%		18.0	18.8	(4%	)
Operating Margin	8.1%	6.1%			7.5%	6.5%

Satellites and space systems segment revenues decreased $8.1 million in the second quarter of 2012 compared to the second quarter of 2011 primarily due to lower revenues from communications satellite contracts that are nearing completion.

Segment operating income increased $2.1 million in the second quarter of 2012 compared to the second quarter of 2011 despite the reduction in segment revenues largely due to profit improvements on certain communications satellite contracts that were substantially completed in the quarter.  Segment operating margin increased principally due to the effect of the contract profit improvements.

—more—

Orbital Announces Second Quarter 2012 Financial Results

Advanced Space Programs

	Second Quarter			First Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$133.0	$103.1	29%	$248.0	$195.9	27%
Operating Income	9.5	7.5	27%	17.0	12.3	38%
Operating Margin	7.2%	7.2%		6.9%	6.3%

Advanced space programs segment revenues increased $29.9 million in the second quarter of 2012 compared to the second quarter of 2011 due to increased activity on the CRS contract.

Segment operating income increased $2.0 million in the second quarter of 2012 compared to the second quarter of 2011 principally due to increased activity on the CRS contract.  Segment operating margin was unchanged in the second quarter of 2012 as compared to the second quarter of 2011.

Cash Flow

	Second Quarter	First Six Months
($ in millions)	2012	2012
Net Cash Provided by Operating Activities	$38.8	$18.0
Capital Expenditures	(19.9)	(31.7)
Free Cash Flow	18.9	(13.7)
Other, Net	0.5	0.9
Net Increase (Decrease) in Cash	19.4	(12.8)
Beginning Cash Balance	227.0	259.2
Ending Cash Balance	$246.4	$246.4

New Business Highlights

During the second quarter of 2012, Orbital recorded approximately $455 million in new firm and option contract bookings.  In addition, the company recognized approximately $415 million of option exercises under existing contracts.  As of June 30, 2012, the company’s firm contract backlog was approximately $2.2 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.2 billion.

Operational Highlights

In the second quarter of 2012, the company carried out four launch vehicle and satellite missions and delivered five additional systems to customers for future missions.  Second quarter operations included the successful launch of the company’s Pegasus rocket that carried into orbit the company-built NuSTAR scientific satellite, which is performing as planned.  This was the 27th consecutive successful Pegasus mission over the past 15 years.  Orbital also launched a medium-range target rocket for a missile defense exercise conducted over the Pacific Ocean, as
—more—

Orbital Announces Second Quarter 2012 Financial Results

well as a flight of a Coyote high-speed, low-altitude target for the French navy, the program’s first international customer.

In addition to these operational events, Orbital also achieved numerous milestones on its Antares and Cygnus development programs in the last three months.  The launch complex at Wallops Island, Virginia is nearing its certification for operations and is expected to be available to Orbital for mission operations beginning in the third quarter of this year.  The company also successfully test fired two AJ26 rocket engines, which provide main propulsion for the Antares first stage, at NASA’s Stennis Space Center.  In addition, Orbital’s first Cygnus cargo logistics spacecraft completed its major environmental and ground testing prior to its shipment to Wallops Island for integration with an Antares rocket and launch to the International Space Station later this year.

For the remainder of 2012, Orbital is scheduled to complete up to 20 additional space missions, product deliveries and major research and development milestones, including the first two launches of the Antares rocket, the second of which will carry the first Cygnus spacecraft that will rendezvous and berth with the International Space Station.

2012 Financial Guidance

The company updated its financial guidance for full year 2012 as follows:

	Current	Previous
Revenues ($ in millions)	$1,425 - $1,475	$1,450 - $1,500
Operating Income Margin	6.50% - 7.00%	6.50% - 7.00%
Diluted Earnings per Share	$0.95 - $1.05	$0.95 - $1.05
Free Cash Flow ($ in millions)	($20) - ($40)	($20) - ($40)

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Management believes that the presentation of adjusted net income and adjusted diluted earnings per share, which exclude a nonrecurring income tax benefit in the second quarter of 2011, provides a more useful comparison of the company’s financial performance for the periods presented.

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define these measures differently.

—more—

Orbital Announces Second Quarter 2012 Financial Results

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, may materially impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

— attachments below —

—more—

Orbital Announces Second Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Second Quarter		First Six Months
	2012	2011	2012	2011

Revenues	$371,268	$350,599	$709,298	$668,302
Cost of revenues	290,086	282,758	549,050	553,798
Research and development expenses	21,930	23,432	49,808	40,567
Selling, general and administrative expenses	33,160	21,602	60,501	41,013
Income from operations	26,092	22,807	49,939	32,924
Interest income and other	446	703	633	12,192
Interest expense	(2,970)	(2,804)	(6,047)	(5,337)
Income before income taxes	23,568	20,706	44,525	39,779
Income tax (provision) benefit	(8,954)	511	(16,919)	(6,227)
Net income	$14,614	$21,217	$27,606	$33,552

Basic income per share	$0.25	$0.36	$0.47	$0.57
Diluted income per share	0.25	0.36	0.46	0.56

Shares used in computing basic income per share	58,991	58,422	58,966	58,361
Shares used in computing diluted income per share	59,281	58,876	59,279	58,833

—more—

Orbital Announces Second Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Second Quarter		First Six Months
	2012	2011	2012	2011
Revenues:
Launch Vehicles	$126.3	$131.4	$252.4	$236.7
Satellites and Space Systems	130.1	138.2	241.4	290.8
Advanced Space Programs	133.0	103.1	248.0	195.9
Eliminations	(18.1)	(22.1)	(32.5)	(55.1)
Total Revenues	$371.3	$350.6	$709.3	$668.3

Income from Operations:
Launch Vehicles	$8.1	$6.8	$17.0	$1.8
Satellites and Space Systems	10.6	8.5	18.0	18.8
Advanced Space Programs	9.5	7.5	17.0	12.3
Corporate and Other	(2.1)	—	(2.1)	—
Total Income from Operations	$26.1	$22.8	$49.9	$32.9

—more—

Orbital Announces Second Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011
Assets
Cash	$246,351	$259,219
Receivables	408,640	333,467
Inventory	55,474	64,335
Deferred income taxes, net	42,389	51,413
Other current assets	33,674	46,965
Total current assets	786,528	755,399
Investments	9,300	8,500
Property, plant and equipment, net	273,749	259,972
Goodwill	75,261	75,261
Other non-current assets	27,748	31,668
Total Assets	$1,172,586	$1,130,800

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$241,486	$234,379
Deferred revenues and customer advances	100,972	104,970
Total current liabilities	342,458	339,349
Long-term debt	134,159	131,182
Other non-current liabilities	20,469	16,990
Total stockholders’ equity	675,500	643,279
Total Liabilities and Stockholders’ Equity	$1,172,586	$1,130,800

—more—

Orbital Announces Second Quarter 2012 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Second Quarter	First Six Months
	2012	2012

Net income	$14,614	$27,606
Depreciation and amortization	9,337	18,356
Deferred income taxes	8,237	15,408
Changes in assets and liabilities	3,587	(49,428)
Other	3,108	6,016
Net cash provided by operating activities	38,883	17,958
Capital expenditures	(19,946)	(31,740)
Net cash used in investing activities	(19,946)	(31,740)
Net proceeds from issuance of common stock	440	846
Other	19	68
Net cash provided by financing activities	459	914
Net increase (decrease) in cash	19,396	(12,868)
Cash, beginning of period	226,955	259,219
Cash, end of period	$246,351	$246,351

# # #